Exhibit 99.1

Misonix, Inc. Announces First Quarter

Fiscal Year 2015 Financial Results

First Quarter Net Revenues UP 48%;

BoneScalpel™Revenue UP 64%;

SonaStar® Revenue UP 34%; Sonic One® Revenue UP 28%

For Immediate Release

Investor Relations Contacts:
Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – November 6, 2014 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull based surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the first quarter of fiscal 2015, ended September 30, 2014.

Highlights for the first quarter 2015 included:

•	Net sales totaled $4.5 million, a 48% increase, compared to $3.1 million for the same period in fiscal 2014.
•	BoneScalpel revenue increased 64% to $2.2 million versus $1.3 million in the first quarter of fiscal 2014.
•	BoneScalpel units consigned in the U.S. during the first quarter fiscal 2015 totaled 18 compared to 12 systems; an increase of 50%. Total BoneScalpel units installed in the U.S. are 297.
•	BoneScalpel revenue in the United States increased 92% to $1.1 million in the first quarter fiscal 2015 compared to $570,000 during first quarter fiscal 2014.
•	SonaStar revenue increased 34% to $1.5 million versus $1.1 million in the first quarter of fiscal 2014.
•	SonaStar units sold worldwide in first quarter fiscal 2015 totaled 20 compared to 15 systems in the first quarter of fiscal 2014, a 33% increase.
•	SonicOne worldwide disposable revenue increased 103% to $370,000 for the first fiscal quarter of 2015 compared to $181,000 in the first quarter of fiscal 2014.
•	Recurring revenue – comprised of BoneScalpel, SonaStar and SonicOne disposables sales - totaled $2.4 million, or 54% of total first quarter fiscal 2015 revenue compared to $1.6 million or 52% for the same period in fiscal 2014.

First Quarter Fiscal 2015 Financial Results

Total revenue for the three months ended September 30, 2014 was $4.5 million, a 48% increase, when compared to $3.1 million for the same period in fiscal 2014. The increase was attributable to a 64% increase in BoneScalpel revenue to $2.2 million, a 34% increase in SonaStar revenue to $1.5 million and a 28% increase in SonicOne revenue to $601,000.

There were 56 BoneScalpel units sold or consigned worldwide during first quarter fiscal 2015 compared to 36 BoneScalpel units sold or consigned during the first quarter of fiscal 2014. BoneScalpel disposable sales in the United States increased 83% to $842,000 during first quarter fiscal 2015 compared to the same period in fiscal 2014. There were 20 SonaStar units sold worldwide during first quarter fiscal 2015 compared to 15 SonaStar units sold during the first quarter of fiscal 2014. SonicOne disposable revenue increased 103% to $370,000 for the first quarter of fiscal 2015.

During the quarter, the Company received other income in the form of royalty payments totaling $1.1 million.

The Company reported net income of approximately $383,000, or $0.05 earnings per diluted share, for first quarter fiscal 2015 compared to a net loss of ($884,000), or $(0.12) loss per share, for the same period in fiscal 2014.

Michael A. McManus Jr., President and CEO stated, “We are off to a very strong start in the first quarter of fiscal 2015. We are particularly pleased with the strong revenue increase across our BoneScalpel, SonicOne and SonaStar product lines in the U.S. where units are mainly consigned. We have made great progress in getting our products embedded in an expanded number of medical institutions throughout the country. In addition to strong U.S. results, we experienced double-digit sales growth across virtually all international regions with Asian sales increasing 182%; European sales increasing 60%; and sales in Canada and Mexico increasing 62%. Our internal sales team and our international distributors are to be congratulated for their excellent performance in the first quarter of fiscal 2015.

During the quarter we announced our continued support of the Uganda Spine Surgery Mission organized by leading spine surgeon Dr. Isador Lieberman, from the Texas Back Institute in Plano, TX, where three leading U.S. orthopedic surgeons led teams in providing advanced spine care to Ugandan patients afflicted by infectious, degenerative, traumatic and congenital spinal ailments. We were extremely pleased to be able to help support Dr. Lieberman and his teams with BoneScalpel technology to enhance the quality of life for a large number of patients with serious spine ailments. Their efforts to help the less fortunate are truly inspirational.”

Dr. Lieberman commented, “The addition of the BoneScalpel was again of tremendous help. Having this technology on hand in Uganda allowed us to safely perform many very complex spinal surgeries. I now regard the BoneScalpel as a necessity on all my cases here and abroad. I am very grateful for the generous ongoing support from Misonix for this mission.”

Mr. McManus continued, “As evidenced by the results of the quarter, our ultrasonic surgical instruments are achieving higher levels of acceptance by hospitals and surgeons around the world. The safety profile of our BoneScalpel resulting in less blood loss, less bone fragmentation and reduction in overall time required to complete a surgical procedure is gaining increased recognition. The same can be said of our SonaStar and SonicOne products. We are making consistent progress in broadly introducing our products to surgeons around the world and having those products take their rightful place in the surgical suites in which they operate.

In that regard, I was very pleased to be informed by Dr. Eric J. Woodard, MD, Chief of the Section of Neurosurgery at New England Baptist Hospital, in Boston, of a meaningful benefit for orthopedic surgeons that utilize the BoneScalpel, as he told me that by using the BoneScalpel he believes he will be able to extend his surgical career by up to five years as a result of the instrument’s ease of use and its safety features, eliminating in many cases the use of rongeurs which are physically demanding to operate. We are pleased to know that our technology can physically help the amazing medical professionals that use our products to operate more efficiently, as well as extend their surgical careers.”

Mr. McManus concluded, “The momentum that we developed in fiscal 2014 continued into the first quarter of the new year, and we look to extend that into the upcoming three quarters. We maintain a strong cash position of approximately $7.6 million, we carry no long-term debt, and we continue to fund operations from internally generated cash flow. We look forward to continuing to drive solid operational and financial results throughout fiscal 2015.”

Conference Call:

The Company has scheduled a conference call today, Thursday November 6, 2014 at 4:30 pm ET to review the results. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10055534. A webcast replay will be available in the Investor Relations section of the Company’s website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables to Follow

MISONIX, INC. and Subsidiaries

Consolidated Balance Sheets

	Unaudited September 30, 2014	Derived from audited financial statements June 30, 2014

Assets
Current assets:
Cash and cash equivalents	$7,597,869	$7,039,938
Accounts receivable, less allowance
for doubtful accounts of $146,868 and
$136,868, respectively	3,305,745	3,759,152
Inventories, net	4,534,409	4,217,350
Prepaid expenses and other current assets	300,265	367,830
Total current assets	15,738,288	15,384,270

Property, plant and equipment, net of accumulated depreciation and
amortization of $5,043,965 and $4,842,009, respectively	1,548,532	1,517,852
Goodwill	1,701,094	1,701,094
Intangible and other assets	825,407	924,653
Total assets	$19,813,321	$19,527,869

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,433,715	$1,650,323
Accrued expenses and other current liabilities	1,305,834	1,457,250
Total current liabilities	2,739,549	3,107,573

Deferred income	41,929	51,318
Deferred lease liability	12,461	16,614
Total liabilities	2,793,939	3,175,505

Commitments and contingencies

Stockholders’ equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,589,775 and 7,412,096 shares issued and 7,419,862 and 7,334,536 shares
outstanding, respectively	75,898	74,121
Additional paid-in capital	28,673,718	28,169,622
Accumulated deficit	(11,097,189)	(11,480,386)
Treasury stock, at cost, 97,913 and 77,560 shares, respectively	(633,045)	(410,993)
Total stockholders’ equity	17,019,382	16,352,364
Total liabilities and stockholders’ equity	$19,813,321	$19,527,869

MISONIX, INC. and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

	Three Months Ended
	September 30
	2014	2013

Net sales	$4,539,337	$3,075,584

Cost of goods sold	1,586,105	1,345,330

Gross profit	2,953,232	1,730,254

Selling expenses	2,019,286	1,828,830
General and administrative expenses	1,246,078	1,221,315
Research and development expenses	437,591	472,888
Total operating expenses	3,702,955	3,523,033

Loss from operations	(749,723)	(1,792,779)

Total other income	1,142,297	906,552

Income (loss) from continuing operations before income taxes	392,574	(886,227)

Income tax expense	14,352	2,750

Net income (loss) from continuing operations	378,222	(888,977)

Net income from discontinued operations, net of tax	4,975	4,975
Net income (loss)	$383,197	$(884,002)

Net income (loss) per share from continuing operations-Basic	$0.05	$(0.12)
Net income per share from discontinued operations-Basic	0.00	0.00
Net income (loss) per share-Basic	$0.05	$(0.12)

Net income (loss) per share from continuing operations-Diluted	$0.05	$(0.12)
Net income per share from discontinued operations-Diluted	0.00	0.00
Net income (loss) per share-Diluted	$0.05	$(0.12)

Weighted average common shares-basic	7,361,555	7,182,866

Weighted average common shares-diluted	7,644,434	7,182,866